Exhibit 99.3 Unaudited carve-out financial statements and footnotes relating to the Retail Services Division of Fifty Below Sales & Marketing, Inc. as of and for the three month period ended October 31, 2012.

Retail Services Division of Fifty Below Sales & Marketing, Inc.
Balance Sheets
(Dollars in Thousands)

	October 31	October 31
	2012	2011
ASSETS
Prepaid expenses	$8	$29

Computer equipment and software	258	183
Less accumulated depreciation and amortization	144	71
Net equipment and software	114	112

Total assets	$122	$141

LIABILITIES
Accounts payable	$1,327	$873
Deferred revenue	5,390	4,233
Accrued payroll and related liabilities	678	744
Total liabilities	7,395	5,850

PARENT'S DEFICIT IN DIVISION	(7,273)	(5,709)
Total liabilities and parent's deficit in division	$122	$141

See accompanying notes

Retail Services Division of Fifty Below Sales & Marketing, Inc.
Statements of Operations
Three Months Ended October 31, 2012 and 2011
(Dollars in Thousands)

	2012	2011
Net revenue	$2,401	$2,029
Cost of revenue	640	713
Gross profit	1,761	1,316
Operating expenses:
Sales and marketing	952	1,042
Customer operations and support	862	992
Software development and technical support	203	313
General and administrative	340	330
Depreciation and amortization	21	17
Net operating expenses	2,378	2,694
Operating loss and net loss	$(617)	$(1,378)

See accompanying notes

Retail Services Division of Fifty Below Sales & Marketing, Inc.
Statement of Changes in Parent's Equity (Deficit)
Three Months Ended October 31, 2012 and 2011
(Dollars in Thousands)

Balance July 31, 2011	$(4,777)
Net contributions from Parent	446
Net loss	(1,378)
Balance October 31, 2011	$(5,709)
Balance July 31, 2012	$(6,733)
Net distributions to Parent	77
Net loss	(617)
Balance October 31, 2012	$(7,273)

See accompanying notes

Retail Services Division of Fifty Below Sales & Marketing, Inc.
Statements of Cash Flows
Three Months Ended October 31, 2012 and 2011
(Dollars in Thousands)

	2012	2011
Operating activities:
Net loss	$(617)	$(1,378)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and other amortization	21	17
Net change in assets and liabilities:
Prepaid expenses and other	-	13
Accounts payable	176	42
Deferred revenue	304	673
Other accrued liabilities	47	205
Net cash provided by (used in) operating activities	$(69)	$(428)
Investing activities:
Purchase of equipment	(8)	(18)
Net cash used in investing activities	$(8)	$(18)
Financing activities:
Net distributions to Parent	77	446
Net cash provided by (used in) financing activities	$77	$446
Net change in cash and cash equivalents	-	-
Cash and cash equivalents at beginning of period	-	-
Cash and cash equivalents at end of period	$-	$-
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

See accompanying notes

Retail Services Division of Fifty Below Sales & Marketing, Inc.

Notes to Interim Financial Statements

1.	Description of the Business and Significant Accounting Policies

Description of the Business

The Retail Services Division (the “50 Below RSD”) of Fifty Below Sales & Marketing, Inc. (“50 Below”) was a leading provider of eCommerce websites to more than 3,500 dealers in the powersports, automotive, tire, wheel aftermarket, medical equipment and pool and spa industries.

Basis of Presentation

The balance sheets as of October 31, 2012 and 2011 and the statements of operations for the three months ended October 31, 2012 and 2011 and the related notes are unaudited and, in the opinion of management, reflect all adjustments necessary for a fair presentation for the interim periods presented.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”) from the financial statements and accounting records of 50 Below using the historical results of operations and historical cost basis of the assets and liabilities of 50 Below that comprise 50 Below RSD. These financial statements relate to a portion of 50 Below’s business which did not constitute a separate legal entity. The historical results of operations, financial position, and cash flows of 50 Below RSD may not be indicative of what they would actually have been had 50 Below RSD been a separate stand-alone entity, nor are they indicative of what 50 Below RSD’s results of operations, financial position and cash flows may be in the future. The financial statements have been prepared solely in connection with the sale of 50 Below RSD to demonstrate the historical results of operations, financial position, and cash flows of 50 Below RSD for the indicated periods under 50 Below’s management.

The accompanying financial statements only include assets and liabilities that are specifically attributable to 50 Below RSD. Costs directly related to 50 Below RSD have been attributed to 50 Below RSD in the accompanying financial statements. 50 Below RSD also received services and support functions from 50 Below.  50 Below RSD’s operations were dependent upon 50 Below’s ability to perform these services and support functions. The costs associated with these services and support functions have been allocated to 50 Below RSD using methodologies primarily based on proportionate headcount of 50 Below RSD compared to 50 Below, which is considered to be the most meaningful allocation method in the circumstances and a reasonable reflection of the utilization of services provided to 50 Below RSD. These allocated costs are primarily related to corporate administrative expenses, employee related costs for corporate and shared employees, and rental costs. All such amounts have been deemed to have been paid by 50 Below RSD to 50 Below in the period in which the costs were recorded. These allocated costs are recorded primarily in sales and marketing, customer operations and support, software development and technical support, general and administrative, and depreciation and amortization expenses in the Statements of Operations and are described in more detail in Note 2.

For each of 50 Below’s businesses, 50 Below used a centralized approach to cash management and financing of its operations. Central treasury activities included borrowing and cash management activities. Accordingly, none of the cash or other financial contracts used at 50 Below’s corporate level have been reflected in these financial statements. All 50 Below funding to 50 Below RSD since inception has been accounted for as a capital contribution from 50 Below and all cash remittances from 50 Below RSD to 50 Below have been accounted for as distributions to 50 Below, including allocation of 50 Below expenses and settlement of transactions with 50 Below, reflected within net contributions from Parent in Parent’s Deficit in Division in the accompanying financial statements. In addition, the net parent company deficit represents 50 Below’s interest in the recorded net liabilities of 50 Below RSD and represents the cumulative net investment by 50 Below in 50 Below RSD through the dates presented and includes cumulative operating results.

Management believes the assumptions and allocations underlying the financial statements are reasonable and appropriate under the circumstances.

The expenses and cost allocations have been determined on a basis considered to be a reasonable reflection of the utilization of services provided to or the benefit received by Retail Division during the periods presented. However, these assumptions and allocations are not necessarily indicative of the costs 50 Below RSD would have incurred if it had operated on a standalone basis or as an entity independent of 50 Below.

While 50 Below has filed for and been granted creditor protection, these financial statements have been prepared using the going concern basis. As described in Note 4,  the sale of substantially all of the assets of 50 Below RSD to ARI Network Services, Inc. (“ARI”) closed on November 28, 2012.

Voluntary Petition for Relief

On August 29, 2012, 50 Below initiated bankruptcy proceedings by filing a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Minnesota.  See Note 4 for more details.

The Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 852, “Reorganizations,” is applicable to companies that have filed petitions under applicable bankruptcy code provisions and emerge from bankruptcy.  50 Below did not emerge from bankruptcy, and accordingly, the accompanying financial statements for the years ended July 31, 2012 and 2011 do not reflect the provisions of ASC 852.  The financial statements do not reflect or provide for the consequences of the Creditor Protection Proceedings. In particular, such financial statements do not purport to show: (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to pre-petition liabilities, all amounts that may be allowed for claims or contingencies, or the status and priority thereof, or the amounts at which they may ultimately be settled; or (c) as to shareholders’ accounts, the effect of any changes that may be made in 50 Below’s capitalization.

Use of Estimates

The preparation of 50 Below RSD’s financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Parent’s Deficit in Division

The parent’s deficit in division represents 50 Below’s interest in the recorded net liabilities of 50 Below RSD, the cumulative net investment by 50 Below in 50 Below RSD through the dates presented and includes 50 Below RSD’s cumulative operating results.  All transactions between 50 Below RSD and 50 Below are considered to be effectively settled through the parent’s deficit in division at the time the transactions are recorded.

Significant Accounting Policies

50 Below RSD’s accounting policies are fully described in the footnotes to the Financial Statements for the fiscal year ended July 31, 2012.  There were no changes to 50 Below RSD’s accounting policies during the three months ended October 31, 2012.

2.	Related Party

As described in Note 1 above, 50 Below RSD received certain services and support functions from 50 Below during the periods presented for which expenses have been allocated to 50 Below RSD. Expense allocations to 50 Below RSD are based primarily on headcount of 50 Below RSD. Total allocated expenses recorded in these financial statements were as follows during the three months ended October 31, 2012 and 2011, respectively (in thousands):

2012               2011

Allocated expenses included in cost of revenue                                                            $        35            $          55

Allocated expenses included in operating expenses                                                                477                      632

                                                                                                            $      512               $        687

3.	Commitments and contingencies

Through its association with 50 Below,  50 Below RSD may be impacted by various legal proceedings, investigations or claims.  In accordance with U.S. GAAP, 50 Below RSD records accruals for its outstanding legal proceedings, investigations or claims when it is probable that a liability will be incurred and the amount of loss can be reasonably estimated.  50 Below RSD evaluates developments in legal proceedings, investigations or claims that could affect the amount of any accrual, as well as any developments that would make a loss contingency both probable and reasonably estimable.  50 Below RSD discloses the amount of the accrual if the financial statements would be otherwise misleading.  When a loss contingency is not both probable and estimable, 50 Below RSD does not establish an accrued liability.

As noted in the bankruptcy petition filed by 50 Below, amounts due to taxing authorities at the time of the bankruptcy filing totaled approximately $10,578,000, which represents amounts not remitted by 50 Below to such taxing authorities over a period of many years.  This cumulative liability has not been allocated to 50 Below RSD in the accompanying financial statements as the past due amounts are considered a financing instrument of 50 Below.  Payroll tax expenses included in the accompanying statements of operations pertain to actual payroll incurred by 50 Below RSD in fiscal 2012 and 2011, and do not include interest and penalties accruing on past due amounts.  Accrued payroll tax liabilities included in the accompanying balance sheets pertain to payroll periods incurred by 50 Below RSD in fiscal 2012 and 2011 that were paid subsequent to such fiscal year-ends.

4.	Subsequent Events

Management evaluated whether any events or transactions occurred after the balance sheet date that would require recognition or disclosure in these financial statements in accordance with U.S. GAAP, and determined that the following events occurred after October 31, 2012, but prior to February 8, 2013 that will have an effect on the financial statements.

On August 29, 2012, 50 Below initiated bankruptcy proceedings by filing a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Minnesota.

On September 5, 2012, the bankruptcy court approved motions enabling 50 Below to continue to operate its business generally in the ordinary course. This allowed 50 Below to continue paying employee wages and certain benefits in the ordinary course, to generally continue its cash management system and to continue honoring customer obligations and paying suppliers for goods and services received on or after the Petition Date.

On October 4, 2012, the bankruptcy court approved a motion to approve bidding procedures for the sale of the assets of 50 Below in an auction which required all bids to be received by October 29, 2012.  On November 9, 2012, the bankruptcy court approved the sale of 50 Below RSD of 50 Below to ARI.

On November 1, 2012, the bankruptcy court approved post-petition debtor-in-possession financing for 50 Below of $1,000,000 from White Springs Capital Management, LLC.  Borrowings bear interest at a fixed rate of 14% and the agreement terminates at the earlier of December 31, 2012 or the date a sale of all or substantially all of 50 Below’s assets is consummated.

On November 28, 2012, ARI completed the acquisition of the assets of 50 Below RSD for a purchase price of $5.0 million in cash and $5.2 million in assumed liabilities pursuant to Sections 363 and 365 of the United States Bankruptcy Code. ARI did not assume any outstanding debtor-in-possession financing obligation; however, ARI agreed to: (a) cover claims held by certain employees against the estate of 50 Below, subject to a cap of $17,000; and (b) release any potential claim against 50 Below for alleged infringement of ARI’s intellectual property rights.